Exhibit 99.2

NanoString Technologies Announces Pricing of Upsized Offering of $200 Million of Convertible Senior Notes

SEATTLE, Wash. – March 5, 2020 – NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for translational research, today announced the pricing of $200 million aggregate principal amount of 2.625% convertible senior notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). NanoString also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $30 million aggregate principal amount of the notes. The offering of the notes was upsized from the originally announced aggregate principal amount of $175 million. The sale of the notes is expected to close on March 9, 2020, subject to customary closing conditions.

The notes will be senior unsecured obligations of NanoString and will accrue interest payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2020, at a rate of 2.625% per year. The notes will mature on March 1, 2025, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 20.9161 shares of NanoString’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $47.81 per share of common stock). The initial conversion price of the notes represents a premium of approximately 40% over the last reported sale price of NanoString’s common stock on the Nasdaq Global Market on March 4, 2020. Prior to the close of business on the business day immediately preceding December 1, 2024, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the business day preceding the relevant maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. The notes will be convertible into cash, shares of NanoString’s common stock or a combination of cash and shares of NanoString’s common stock, at NanoString’s election.

NanoString may redeem the notes, at its option, on or after March 5, 2023, if the last reported sale price of NanoString’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which NanoString provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require NanoString to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. In addition, following certain corporate events or if NanoString issues a notice of redemption, NanoString will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or notice of redemption.

NanoString estimates that the net proceeds from the offering will be approximately $193.5 million (or $222.6 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by NanoString. NanoString intends to use approximately $89.0 million of the net proceeds from the offering to prepay in full amounts borrowed and fees owing in connection with the termination of its senior term loan facility and for the payment of fees associated with NanoString’s termination of its senior credit facility. NanoString intends to use the remainder of the net proceeds from the offering for general corporate purposes, including the continued development and commercialization of its GeoMx Digital Spatial Profiling system, the continued commercialization of its portfolio of nCounter-based products and for working capital.

Neither the notes, nor any shares of NanoString’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Contact

Douglas Farrell

Vice President, Investor Relations & Corporate Communications

dfarrell@nanostring.com

Phone: 206-602-1768